MEDIA CONTACT: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT TO ELEVATE DAN ELLIS TO SENIOR VICE

PRESIDENT, DEVELOPMENT & INTERNATIONAL

Mark McDonald, Executive Vice President, Development & International, will retire at the end of

February 2020 after a distinguished 41-year career at AMC Theatres

Leawood, Kan. (Jan. 7, 2020) – AMC Entertainment (NYSE:AMC, "AMC" or the "Company") today announced that Dan Ellis, head of Domestic Development at AMC, will succeed Mark McDonald as the head of AMC’s Development & International Department, following McDonald’s retirement at the end of February 2020.  The two executives spent the last two years working closely together in Development, and the Company expects an orderly and smooth transition.

Ellis has worked within AMC’s Development department since 2017 as the head of Domestic Development. Prior to AMC, Ellis spent five years as Senior Vice President and General Counsel at Carmike Cinemas, which AMC acquired in 2017. Ellis will report to Adam Aron, AMC CEO and President. Along with his current Development assignment, also reporting to Ellis will be Mark Way, President of AMC Europe and Managing Director of Odeon Cinemas Group, who leads AMC’s operations in Europe, and Jason Cole, Vice President, M&A and International Development, who leads AMC’s operations in the Middle East.

McDonald, who began his remarkable 41-year career at AMC in 1978, has held a variety of titles at AMC, including General Manager, Assistant Division Operations Manager, VP Finance, SVP Asia, and EVP Development & International. Among a long list of accomplishments and contributions to AMC’s success, perhaps his most notable came in 2011, when McDonald led the industry’s first-ever project to introduce all reclining seats to a previously traditional auditorium in Lakewood, Washington. What became known as the “The Miracle of Lakewood” paved the way for AMC to roll out recliners in hundreds of theatres across its circuit and revolutionized the entire theatre industry.

Adam Aron, AMC CEO and President said, “I congratulate Dan Ellis on his promotion and have every confidence in him successfully taking on his expanded duties. In succeeding Mark McDonald, he has big shoes to fill. Mark has made extraordinary contributions during his brilliant career with AMC. At every step along the way, Mark has been a superb executive. Upon his retirement, we wish him the absolute best.”

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the

United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

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